Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-168744 on Form N-14 of our report dated May 20, 2010, relating to the financial statements and financial highlights of Ivy Bond Fund and Ivy Mortgage Securities Fund, each a series of Ivy Funds, appearing in the Annual Report on Form N-CSR of Ivy Funds for the fiscal year ended March 31, 2010, and to the reference to us under the heading “Other Service Providers for the Bond Fund and the Mortgage Securities Fund” in the Combined Prospectus and Proxy Statement, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri

September 13, 2010